Exhibit 99.2

PRELIMINARY OFFERING MEMORANDUM EXCERPTS

The Proposed IAG Acquisition

On April 6, 2008, we entered into an agreement to acquire IAG Research, Inc. (“IAG”) for a purchase price of approximately $225 million. IAG is a privately held company that is a market leader in the provision of analytics for the measurement of audience engagement and advertising effectiveness in television programming and Internet content. IAG was founded in 1999. In 2007, IAG’s revenues were over $35 million and its earnings before interest, taxes, depreciation and amortization were positive, in each case on an unaudited basis. We believe that the acquisition of IAG provides media measurement and analytics techniques that are complementary to our existing capabilities in this area, and that IAG is a strong strategic fit with us as a result. We expect to consummate the acquisition of IAG in the second quarter of 2008. The acquisition is subject to customary closing conditions, including Hart-Scott-Rodino review.

Our substantial indebtedness could adversely affect our financial health and prevent us from fulfilling our obligations under the notes.

We have now and, after the private placement, will continue to have a significant amount of indebtedness. On December 31, 2007, on an adjusted basis to give effect to the private placement, we would have had total indebtedness and other financing arrangements of $8,470 million, of which $1,089 million would have consisted of the notes, and the balance would have consisted of $695 million accreted value ($1,070 million principal amount at maturity) of the 12 1/2% Senior Subordinated Discount Notes due 2016, $5,278 million under our senior secured credit facilities, $340 million of the 11 1 /8% Senior Discount Notes due 2016, $726 million of our other indebtedness and $342 million of existing capital lease obligations and other loans and financing arrangements.

Our substantial indebtedness could have important consequences to you. For example, it could:

•	make it more difficult for us to satisfy our obligations with respect to the notes;

•	increase our vulnerability to general adverse economic and industry conditions;

•

require us to dedicate a substantial portion of our cash flow from operations to payments on our indebtedness, thereby reducing the availability of our cash flow to fund working capital, capital expenditures, product development efforts and other general corporate purposes;

•	limit our flexibility in planning for, or reacting to, changes in our business and the industry in which we operate;

•

expose us to the risk of increased interest rates as certain of our borrowings, including borrowings under our senior secured credit facilities and Parent’s floating rate notes, accrue variable rates of interest;

•	restrict us from making strategic acquisitions or causing us to make non-strategic divestitures;

•	limit our ability to obtain additional financing for working capital, capital expenditures, product development, debt service requirements, acquisitions and general corporate or other purposes;

•	limit our ability to adjust to changing market conditions; and

•	place us at a competitive disadvantage compared to our competitors that have less debt.

In addition, our indentures and our senior secured credit facilities contain financial and other restrictive covenants that will limit our ability to engage in activities that may be in our best interests long-term. Our failure to comply with those covenants could result in an event of default which, if not cured or waived, could result in the acceleration of all of our debts.

CAPITALIZATION

The following table sets forth our cash and cash equivalents and capitalization as of December 31, 2007 both (i) on an actual basis and (ii) on an as-adjusted basis to give effect to this offering and the use of proceeds from this offering and $5 million of cash on hand to finance the IAG acquisition.

	As of December 31, 2007
	Actual	As Adjusted
	(in millions)
Cash and cash equivalents(1)	$399	$394

Long-term debt and capital lease obligations, including current portion:
Senior secured term loans	$5,268	$5,268
Revolving credit facility(2)	10	10
10% Senior Notes due 2014	650	870
9% Senior Notes due 2014(3)	219	219
12 1/2% Senior Subordinated Discount Notes due 2016	695	695
11 1/8% Senior Discount Notes due 2016(4)	340	340
Euro Medium Term Notes(5)	726	726
Other long-term debt	59	59
Capital lease obligations	130	130

Total long-term debt and capital lease obligations, including current portion(6)	8,097	8,317
Total shareholders’ equity	3,957	3,957

Total capitalization	$12,054	$12,274

(1)	Immediately after the private placement, the net proceeds would be held as cash or in short-term investments pending the consummation of our acquisition of IAG. If the IAG acquisition is not consummated, our as-adjusted cash and cash equivalents as of December 31, 2007 would be $619 million, excluding the initial purchaser’s discount and other offering expenses payable by us.
(2)	Our revolving credit facility provides for additional availability of $678 million.
(3)	Debt is denominated in Euros and has an aggregate outstanding principal amount of €150 million.
(4)	Debt is denominated in Euros and has an aggregate outstanding principal amount at maturity of €343 million.
(5)	Of the debt issued pursuant to our Euro Medium Term Note program, (i) a portion is denominated in British pounds, with an aggregate outstanding principal amount of £250 million, (ii) a portion is denominated in Euros, with an aggregate outstanding principal amount of €130 million, and (iii) a portion is denominated in Japanese yen, with an aggregate outstanding principal amount of ¥4,000 million.
(6)	Excludes short-term debt in the amount of $78 million and bank overdrafts in the amount of $75 million.